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                                                                    Exhibit 8(a)

                 TRANSFER AGENCY, DIVIDEND DISBURSING AGENCY AND
                     SHAREHOLDER SERVICING AGENCY AGREEMENT

THIS TRANSFER AGENCY, DIVIDEND DISBURSING AGENCY AND SHAREHOLDER SERVICING AGENCY AGREEMENT (this "Agreement") by and between Merrill Lynch Real Investment Fund, a Delaware business trust (the "Fund"), and Financial Data Services, Inc. ("FDS"), a Florida corporation.

                                   WITNESSETH:

                  WHEREAS, the Fund desires to appoint FDS to provide transfer agency, dividend disbursing and shareholder services on behalf of the Fund, and FDS agrees to accept such appointment, subject to, the terms and provisions of this Agreement:

                  NOW THEREFORE, in consideration of mutual covenants contained in this Agreement, the Fund and FDS agree as follows:

         1. Appointment of FDS as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent.

         a. The Fund hereby appoint FDS to act as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund upon, and subject to, the terms and provisions of this Agreement.

         b. FDS hereby accepts the appointment as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund, and agrees to act as such upon, and subject to, the terms and provisions of this Agreement.

         2. Definitions.

         a. In this Agreement:

                  (I) The term "Act" means the Investment Company Act of 1940 as amended from time to time and any rule or regulation thereunder;

                  (II) The term "Account" means any account of a Shareholder, or, if the shares are held in an account in the name of a Broker-Dealer, as defined below, for the benefit of an identified person, such account, including a Plan Account, any account under a plan (by whatever name referred to in the Prospectus) pursuant to the Self-Employed Individuals Retirement Act of 1962 ("Keogh Act Plan") and any account under any plan (by whatever name referred to in the Prospectus) pursuant to ss. 401(k) of the Internal Revenue Code ("Fund Master Plan");

                  (III) The term "application" means an application made by a Shareholder or prospective Shareholder respecting the opening of an Account;

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                  (IV)   The term "Fund Distributor" means FAM Distributors,
Inc., a Delaware corporation;

                  (V) The term "Broker-Dealer" means a registered broker-dealer that sells shares of the Fund pursuant to a selected dealer's agreement with the Fund Distributor;

                  (VI) The term "Officer's Instruction" means an instruction in writing given on behalf of the Fund to FDS, and signed on behalf of the Fund by the President, any Vice President, the Secretary or the Treasurer of the Fund;

                  (VII) The term "Prospectus" means the Prospectus and the Statement of Additional Information of the Fund as from time to time in effect;

                  (VIII) The term "Shares" means shares of beneficial interest of the Fund, irrespective of class or series;

                  (IX) The term "Shareholder" means the holder of record of Shares;

                  (X) The term "Plan Account" means an account opened by a Shareholder or prospective Shareholder in respect to an open account, monthly payment or withdrawal plan (in each case by whatever name referred to in the Prospectus), and may also include an account relating to any other plan if and when provision is made for such plan in the Prospectus.

         3. Duties of FDS as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent.

         a. Subject to the succeeding provisions of the Agreement, FDS hereby agrees to perform the following functions as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund;

                  (I)    Issuing, transferring and redeeming Shares;

                  (II)   Opening, maintaining, servicing and closing Accounts;

                  (III) Acting as agent for the Fund Shareholders and/or customers of a Broker-Dealer in connection with Plan Accounts, upon the terms and subject to the conditions contained in the Prospectus and application relating to the specific Plan Account;

                  (IV) Acting as agent of the Fund and/or a Broker-Dealer, maintaining such records as may permit the imposition of such contingent deferred sales charges as may be described in the Prospectus, including such reports as may be reasonably requested by the Fund with respect to such Shares as may be subject to a contingent deferred sales charge;

                  (V) Upon the redemption of Shares subject to such a contingent deferred sales charge, calculating and deducting from the redemption proceeds thereof the amount of such charge in the manner set forth in the Prospectus. FDS shall pay, on behalf of the Fund Distributor, to a Broker-Dealer such deducted contingent deferred sales charges imposed upon all Shares maintained in the name of that Broker-Dealer, or maintained in the name of an account

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identified as a customer account of that Broker-Dealer. Sales charges imposed upon any other Shares shall be paid by FDS to the Fund Distributor.

                  (VI) Exchanging the investment of a Shareholder into, or from the shares of other open-end investment companies or other series portfolios of the Fund if and to the extent permitted by the Prospectus at the direction of such Shareholder.

                  (VII)  Processing redemptions;

                  (VIII) Examining and approving legal transfers;

                  (IX) Furnishing such confirmations of transactions relating to their Shares as required by applicable law;

                  (X) Acting as agent for the Fund with respect to furnishing each Shareholder such appropriate periodic statements relating to Accounts, together with additional enclosures, including appropriate income tax information and income tax forms duly completed, as required by applicable law, as well as furnishing such information to each Broker-Dealer to enable the Broker-Dealer to provide such information to its customers;

                  (XI) Acting as agent for the Fund with respect to mailing annual, semi-annual and quarterly reports prepared by or on behalf of the Fund, and mailing new Prospectuses upon their issue to each Shareholder as required by applicable law, as well as causing such materials to be mailed to each Broker-Dealer to enable the Broker-Dealer to deliver such materials to its customers;

                  (XII) Furnishing such periodic statements of transactions effected by FDS, reconciliations, balances and summaries as the Fund may reasonably request;

                  (XIII) Maintaining such books and records relating to transactions effected by FDS as are required by the Act, or by any other applicable provision of law, rule or regulation, to be maintained by the Fund or their transfer agent with respect to such transactions, and preserving, or causing to be preserved any such books and records for such periods as may be required by any such law, rule or regulation and as may be agreed upon from time to time between FDS and the Fund. In addition, FDS agrees to maintain and preserve master files and historical computer tapes on a daily basis in multiple separate locations a sufficient distance apart to ensure preservation of at least one copy of such information;

                  (XIV) Withholding taxes on non-resident alien Accounts, preparing and filing U.S. Treasury Department Form 1099 and other appropriate forms as required by applicable law with respect to dividends and distributions; and

                  (XV) Reinvesting dividends for full and fractional shares and disbursing cash dividends, as applicable pursuant to instructions received from the Shareholder at the time an Account is established.

         b. FDS agrees to act as proxy agent in connection with the holding of annual, if any, and special meetings of Shareholders, mailing such notices, proxies and proxy statements in

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connection with the holding of such meetings as may be required by applicable law, receiving and tabulating votes cast by proxy and communicating to the Fund the results of such tabulation accompanied by appropriate certificates, and preparing and furnishing to the Fund certified lists of Shareholders as of such date, in such form and containing such information as may be required by the Fund.

         c. FDS agrees to deal with, and answer in a timely manner, all correspondence and inquiries relating to the functions of FDS under this Agreement with respect to Accounts.

         d. FDS agrees to furnish to the Fund such information and at such intervals as is necessary for the Fund to comply with the registration and/or the reporting requirements (including applicable escheat laws) of the Securities and Exchange Commission, Blue Sky authorities or other governmental authorities.

         e. FDS agrees to provide to the Fund such information as may reasonably be required to enable the Fund to reconcile the number of outstanding Shares between FDS's records and the account books of the Fund.

         f. Notwithstanding anything in the foregoing provisions of this paragraph, FDS agrees to perform its functions thereunder subject to such modification (whether in respect of particular cases or in any particular class of cases) as may from time to time be agreed in a writing signed by both parties.

         4. Compensation.

                  The Fund agree to pay FDS the fees and charges, as well as FDS's out of pocket costs, for services described in this Agreement as set forth in the Schedule of Fees attached hereto.

         5. Right of Inspection.

                  FDS agrees that it will in a timely manner make available to, and permit, any officer, accountant, attorney or authorized agent of the Fund to examine and make transcripts and copies (including photocopies and computer or other electronic information storage media and print-outs) of any and all of its books and records which relate to any transaction or function performed by FDS under or pursuant to this Agreement.

         6.  Confidential Relationship.

                  FDS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all information germane thereto, as confidential and not to be disclosed to any person (other than the Shareholder concerned, or the Fund, or as may be disclosed in the examination of any books or records by any person lawfully entitled to examine the same) except as may be authorized by the Fund by way of an Officer's Instruction.

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         7.  Indemnification.

                  The Fund shall indemnify and hold FDS harmless from any loss, costs, damage and reasonable expenses, including reasonable attorney's fees (provided that such attorney is appointed with the Fund's consent, which consent shall not be unreasonably withheld), incurred by it resulting from any claim, demand, action, or suit in connection with the performance of its duties hereunder, provided that this indemnification shall not apply to actions or omissions of FDS in cases of willful misconduct, failure to act in good faith or negligence by FDS, its officers, employees or agents, and further provided that prior to confessing any claim against it which may be subject to this indemnification, FDS shall give the Fund reasonable opportunity to defend against said claim in its own name or in the name of FDS. An action taken by FDS upon any Officer's Instruction reasonably believed by it to have been properly executed shall not constitute willful misconduct, failure to act in good faith or negligence under this Agreement.

                  FDS shall indemnify and hold the Fund harmless from any loss, costs, damage and reasonable expenses, including reasonable attorney's fees (provided that such attorney is appointed with the Fund's consent, which consent shall not be unreasonably withheld), incurred by it resulting from any claim, demand, action, or suit by any person in connection with any action taken or omitted to be taken by FDS as a result of FDS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

         8. Regarding FDS.

         a. FDS hereby agrees to hire, purchase, develop and maintain such personnel, facilities, equipment, software, resources and capabilities as both parties may mutually determine to be reasonably necessary for the satisfactory performance of the duties and responsibilities of FDS. FDS warrants and represents that its officers and supervisory personnel charged with carrying out its functions as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund possess the special skill and technical knowledge appropriate for that purpose. FDS shall at all times exercise due care and diligence in the performance of its functions as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund. FDS agrees that, in determining whether it has exercised due care and diligence, its conduct shall be measured by the standard applicable to persons possessing such special skill and technical knowledge.

         b. FDS warrants and represents that it is duly authorized and permitted to act as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent under all applicable laws and that it will immediately notify the Fund of any revocation of such authority or permission or of the commencement of any proceeding or other action which may lead to such revocation.

         9. Termination.

a. This Agreement shall become effective as of the date first above written and shall remain in force for two years thereafter and shall thereafter continue from year to year. This Agreement may be terminated by the Fund or FDS (without penalty to the Fund or FDS) provided that the terminating party gives the other party written notice of such termination at least sixty (60) days in advance, except that the Fund may terminate this Agreement immediately

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upon written notice to FDS if the authority or permission of FDS to act as
Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent has been revoked or if any proceeding or other action which the Fund reasonably believes will lead to such revocation has been commenced.

         b. Upon termination of this Agreement, FDS shall deliver all Shareholder records, books, stock ledgers, instruments and other documents (including computerized or other electronically stored information) made or accumulated in the performance of its duties as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund along with a certified locator document clearly indicating the complete contents therein, to such successor as may be specified in a notice of termination or Officer's Instruction; and the Fund assumes all responsibility for failure thereafter to produce any paper, record or documents so delivered and identified in the locator document, if and when required to be produced.

         10.  Amendment.

                  Except to the extent that the performance by FDS or its functions under this Agreement may from time to time be modified by an Officer's Instruction, this Agreement may -be amended or modified only by further written agreement between the parties.

         11.  Governing Law.

                  This Agreement shall be governed by the laws of the State of New York.

         12. Agreement Binding Only on Fund Property.

                  FDS understands that the obligations of this Agreement are not binding upon any Shareholder of the Fund personally, but bind only the Fund's property. FDS represents that it has notice of the provisions of the Fund's Declaration of Trust disclaiming Shareholder liability for acts or obligations of the Fund.

         13.  Anti Money Laundering

                  FDS agrees to perform such anti-money laundering ("AML") functions with respect to the Fund shares as the Fund or their agent may delegate to FDS from time to time or as FDS is otherwise obligated to perform. In accordance with mutually-agreed procedures, FDS shall use its best efforts in carrying out such functions under the Fund's AML program. Fund shareholders (which for this purpose shall mean only shareholders of record) are customers of the Fund and not customers of FDS and the Fund retain legal responsibility under the USA PATRIOT Act for AML compliance with respect to transactions in Fund shares. FDS agrees to cooperate with any request from examiners of United States Government agencies having jurisdiction over the Fund for information and records relating to the Fund's AML program and consents to inspection by such examiners for this purpose.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers and their respective corporate seals hereunto duly affixed and attested, as of the day and year above written. The parties hereto have executed this Amendment as of this 26th day of March 2004.

                                    Merrill Lynch Real Investment Fund



                                    By:   /s/ Donald C. Burke
                                        --------------------------------
                                          Donald C. Burke
                                          Vice President and Treasurer



                                    Financial Data Services, Inc.



                                    By:   /s/ Sharon L. Hockersmith
                                        ------------------------------
                                          Sharon L. Hockersmith
                                          Vice President

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                                SCHEDULE OF FEES
                                ----------------

Transfer Agency and Record-keeping Fees:
----------------------------------------

The Fund shall pay monthly the following transfer agency and record-keeping fees to FDS, unless otherwise noted:

--------------------------------------------------------------------------------
          Distribution Channel                       Annual Account Fee
                                                 Class I, A & R Class B & C
--------------------------------------------------------------------------------
Proprietary Retail/1/                               $16             $19
--------------------------------------------------------------------------------
Third Party/2/                                      $16             $19
--------------------------------------------------------------------------------
Direct Account                                      $20             $23
--------------------------------------------------------------------------------
MFA ERISA/3/                                       0.10%           0.10%
--------------------------------------------------------------------------------
RG Recordkept Plans/4/                              $16             $19
--------------------------------------------------------------------------------
ML Connect Network Plans/5/                         $16             $19
--------------------------------------------------------------------------------
BISYS Recordkept Plans/6/                           $19             $19
--------------------------------------------------------------------------------

NOTES:
------

1. Shares are sold through Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), excluding MFA ERISA accounts. Certain MLPF&S fee-based program accounts are subject to separately negotiated transfer agency and record-keeping fees.

2.   Shares are sold through broker-dealers other than MLPF&S.

3. Shares held in the MLPF&S MFA (Mutual Fund Advisor) program or any other program requiring equalization under ERISA. Fees are calculated based on daily average assets.

4. Shares sold to participants of a defined benefit or defined contribution plan (a "plan") that is recordkept by Merrill Lynch Retirement Group.

5. Shares sold to participants of a Plan for which a third party administrator is the record-keeper pursuant to certain agreements with Merrill Lynch.

6. Shares are sold to participants of a Plan for which BISYS Plan Services, L.P. is the record-keeper pursuant to certain agreements with Merrill Lynch.

7.   Fees apply to accounts that are active for any portion of a month.

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Out-of-Pocket Expenses:
-----------------------

The Fund shall pay the following out-of-pocket costs incurred by FDS:

..    AML compliance costs, including, but not limited to, legal fees, reporting agency fees, and incremental personnel expenses, but only insofar as any of the foregoing fees and expenses relate to "direct" individual accounts. The Fund shall not pay for any AML Compliance costs related to the underlying beneficial owners of any Subaccounts.
..    Postage
..    Special Mail processing expenses, including, but not limited to,  postal presort, householding, exception extract, and duplicate elimination)
..    Envelopes/stationery
..    Record storage and retrieval
..    Telephone (local and long distance)
..    Pre-authorized checks
..    Returned check fees/charges and other similar fees/charges
..    Handling costs or similar supplemental charges imposed by ADP or other vendor delivering goods and services related to the Agreement
..    Fed wire charges, excluding wires to/from Fund custody accounts
..    Forms
..    Any other costs as mutually agreed by the parties

Estimated miscellaneous out-of-pocket expenses are paid monthly based on an annualized rate of $0.04 per account. This estimated expense rate may be increased or decreased periodically, as necessary, to more accurately reflect anticipated actual expenses. On a semi-annual basis, the actual miscellaneous out-of-pocket expenses incurred will be compared to the estimated out-of-pocket expense paid. The appropriate adjustment will be made by FDS Finance or MLIM Accounts Payable at that time.

Extraordinary Expenses:
-----------------------

The fees and expense reimbursements described above do not cover extraordinary services, including, but not limited to, administration of a reorganization or liquidation of the Fund, mandated regulatory servicing changes, remedial actions necessitated by errors or omissions of the Fund or any of its agents, or conversion of the Fund to another transfer agent. Fees and expense reimbursements, in connection with extraordinary services, will be mutually agreed by the parties prior to the performance of such services.